Exhibit 10.3

Non-Employee Director Compensation Information

Sunesis Pharmaceuticals, Inc. has established the following annual compensation for non-employee members of its board of directors as follows.

Cash Compensation:

Board member: $40,000

In addition, each non-employee member of the board of directors is eligible to receive:

Board Chair: $20,000

Audit Committee Chair: $20,000

Compensation Committee Chair: $15,000

Nominating Committee Chair: $7,500

Audit Committee member: $10,000

Compensation Committee member: $7,500

Nominating Committee member: $5,000

In addition, all non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board of directors and committee meetings.

Equity Compensation:

Initial Grant—Number of options to purchase shares of common stock: 75,000

Annual Grant—Number of options to purchase shares of common stock: 50,000

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